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Exhibit 11

                                                                              Fiscal Year Ended
                                                                        ----------------------------
                                                                          March 29,       March 30,
                                                                            1997            1996
                                                                        ------------    ------------
Primary Loss Per Share Data:

    Net Loss for Year                                                   $(2,761,000)    $(1,101,000)
                                                                        -----------     -----------
    Weighted Average Number of Common and
       Common Equivalent Shares:
          Weighted Average Common Shares Outstanding
              During the Year                                            31,018,000      30,041,652
          Common Equivalents: (1)
              Convertible Preferred Stock                                    ---             ---
              Incremental Shares Issuable on Exercise
                of Warrants                                                  ---             ---
              Incremental Shares Issuable on Exercise
               of Options                                                    ---             ---
                                                                        -----------     -----------
                Total Shares                                             31,018,000      30,041,652
                                                                        -----------     -----------
Primary Per Share Data                                                       ($0.09)         $(0.04)
                                                                             ======          ======

(1) In loss years common stock equivalents are not included in the calculations of the loss per share.